RESOLUTIONS OF THE
                    BOARD OF DIRECTORS OF CLARK EQUIPMENT COMPANY
                    ---------------------------------------------


                       WHEREAS, Clark Equipment Company (the
             "Corporation") maintains the FlexPlan, as set forth in the summary of the FlexPlan with pages dated October 1, 1990 and October 1, 1991 (hereinafter referred to as the "Plan"), to provide for certain medical and insurance benefits to employees and retirees of the Corporation and participating subsidiaries and their dependents and surviving spouses; and

                       WHEREAS, the Plan under the caption "FlexPlan
             Additional Information - Future of the Program" allows the Corporation to amend the Plan in any manner and at any time; and

                       WHEREAS, the Board of Directors of the
             Corporation deems it advisable and in the best interests of the Corporation to amend the Plan in order to address the concerns of Plan participants regarding the security of their retiree medical and life insurance benefits under the Plan and, therefore, further ensure the stability and motivation of the Corporation's workforce.

                       NOW, THEREFORE, BE IT

                       RESOLVED, that the Plan shall be amended to
             provide for the following provisions (the "Amendments"):

                       1.  Retiree Benefits Continuation.  Notwith-
                           -----------------------------
                  standing any provision of the Plan to the contrary, in the event of a "Change in Control" (as defined below),
                  (i) any Retiree and his or her Dependent (each as defined below) shall be entitled to continue to receive, following such Change in Control and for the life of such Retiree or Dependent, as the case may be, retiree medical and life insurance benefits coverage ("Retiree Benefits Coverage") which will be no less than that which such Retiree or Dependent is eligible to receive under the terms of the Plan as the Plan was in effect immediately prior to such Change in Control and (ii) the Corporation's contribution and the Plan participant's contribution, if any, to the costs of the Retiree Benefits Coverage shall be made at the same percentage or percentages as those in effect with respect to such Retiree's or Dependent's retiree



























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                  medical and life insurance benefits coverage under the
                  Plan as the Plan was in effect immediately prior to such Change in Control. Costs of the Retiree Benefits Coverage shall be determined for each year as described in the attached Exhibit 1 to these resolutions.

                       2.  Definitions.  For purposes of the immediately
                           -----------
                  preceding section 1 above, this section 2 and the immediately succeeding sections 3, 4, 5, and 6, the following definitions shall apply:

                       (a)  "Change in Control" means (i) the
                  acquisition of beneficial ownership of 25% or more of the shares of common stock of the Corporation by or for any person (as such term is defined in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")), including for purposes of calculating such person's ownership, all shares beneficially owned by the affiliates and associates (as such terms are defined in Rule 12b-2 of the Act) of such person, provided, however, that the term
                                  -----------------
                  "person" shall not include any of the following: the Corporation, any subsidiary of the Corporation, any employee benefit plan or employee stock plan of the Corporation or of any subsidiary of the Corporation, any dividend reinvestment plan of the Corporation, any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, or any person which becomes the beneficial owner of 25% or more of such shares then outstanding solely as a result of the acquisition by the Corporation or any employee benefit plan of the Corporation of shares of the common stock of the Corporation, provided that such person does not thereafter acquire any shares of the common stock of the Corporation, or (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority thereof, unless the election, or nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or
                  (iii) the Corporation's stockholders approve (a) the merger or consolidation of the Corporation with or into another corporation and the Corporation shall not be the surviving corporation or (b) an agreement to





















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                  sell or otherwise dispose of all or substantially all
                  of the Corporation's assets (including a plan of liquidation).

                       (b)  "Retiree" means an employee of the
                  Corporation or of any subsidiary or affiliate of the Corporation participating in the Plan who (i) retired on or after August 1, 1986 and prior to a Change in Control and (ii) was eligible to receive retiree medical and life insurance benefits coverage under the Plan as the Plan was in effect immediately prior to such Change in Control.

                       (c)  "Dependent" means a Retiree's dependent
                  (meeting the criteria for dependent eligibility set forth in the Plan) or surviving spouse who is eligible to receive retiree medical benefits coverage under the Plan as the Plan was in effect immediately prior to a Change in Control.

                       3.  Effective on Change in Control.  The
                           ------------------------------
                  immediately preceding sections 1 and 2 shall have no force or effect unless and until there is a Change in Control.

                       4.  Future Amendments and Termination.  The
                           ---------------------------------
                  Corporation reserves the right to amend in any manner
                  the Plan and these Amendments or to terminate the Plan at any time prior to a Change in Control; provided,
                                                            --------
                  however, that upon a Change in Control and at any time
                  -------
                  following such Change in Control, the Plan may not be terminated and the Plan and these Amendments may not be amended in any manner if such termination or amendment could have an adverse effect on the rights of a Retiree or Dependent under the Plan and these Amendments (as they may have been amended prior to such Change in Control) without the express written consent of each such Retiree or Dependent, as the case may be.

                       5.  Contract Rights.  The Board of Directors of
                           ---------------
                  the Corporation intends these Amendments and the Plan to constitute an enforceable contract between the Corporation and each Plan participant and intends these Amendments and the Plan to vest rights in such Plan participants as third party beneficiaries. In no event shall a Plan participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits provided





















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                  to such participant under any of the provisions of
                  these Amendments and the Plan and such amounts or benefits shall not be reduced whether or not such participant obtains other employment. The Corporation's obligation to make payments or provide benefits specified by these Amendments and the Plan to a Plan participant and otherwise to perform its obligations under these Amendments and the Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against such participant or others.

                       6.  Successors and Assigns.  These Amendments and
                           ----------------------
                  the Plan shall be binding upon the Corporation and upon any assignee or successor in interest to the Corporation. These Amendments and the Plan shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation. In the event of any such merger, consolidation or transfer of assets, the provisions of these Amendments and the Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. These Amendments shall inure to the benefit of and be enforceable by each Retiree and Dependent and his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

             And be it further

                       RESOLVED, that the foregoing resolution shall be
             effective as of April 9, 1995; and be it further

                       RESOLVED, that the Chief Executive Officer or any
             Vice President of the Corporation be, and hereby are, authorized and directed to execute, certify, deliver and file (or cause to be executed, certified, delivered and filed) all such further agreements, certificates, instruments and documents, in the name of and on behalf of the Corporation, and to do all such further acts and things as in their discretion they shall deem necessary, advisa-ble, proper and convenient to carry out the purposes and intent of the foregoing resolutions; and be it further.























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                       RESOLVED, that the Corporation reserves the right
             to amend in any manner the Plan and these Amendments or terminate the Plan at any time prior to a Change in
             Control; provided, however, that upon a Change in Control
                      --------  -------
             and at any time following such Change in Control, the Plan may not be terminated and the Plan and these Amendments may not be amended in any manner if such termination or amendment would have an adverse effect on a Plan participant or his or her eligible dependent or surviving spouse under the Plan and these Amendments (as they may have been amended prior to such Change in Control) without the express written consent of such participant, dependent or surviving spouse, as the case may be.
























































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                                                               EXHIBIT 1
                                                               ---------




             DETERMINATION OF COST FOR POSTRETIREMENT MEDICAL BENEFITS FOR CLARK EQUIPMENT COMPANY RETIREES AFTER 8/1/1986




             Cost will mean gross incurred claims from the previous calendar year on a per capita basis according to retiree or dependent status after proper separation of gross incurred claims by Medicare eligibility date. Specifically, four per capita claims costs will be identified from the following calculations and used as costs:


             Retiree, Pre-Medicare Eligibility Cost = A + B


             A = Gross incurred claims before Medicare eligibility date from previous calendar year for all pre-Medicare eligible retirees only retired after 8/1/86.

             B = Number of retirees (after 8/1/86), eligible to file claims under the plan in the previous year but not eligible for Medicare, with partial counting of retirees who become Medicare eligible during the year or become newly eligible during the year pro rata for the portion of the year before Medicare eligibility.



             Dependent, Pre-Medicare Cost = C + D


             C = Gross incurred claims before Medicare eligibility date from previous calendar year for all pre-Medicare eligible dependents of retirees after 8/1/86.

             D = Number of dependents (of retirees after 8/1/86), eligible to file claims under the plan in the previous year but not eligible for Medicare, with partial counting of dependents who become Medicare eligible during the year or become newly eligible during the year pro rata for the portion of the year before Medicare eligibility.























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                                                   EXHIBIT 1 (continued)
                                                   ---------------------






             Retiree, Post-Medicare Eligibility Cost = E + F

             E = Gross incurred claims after Medicare eligibility date from previous calendar year for all post-Medicare eligible retirees only retired after 8/1/86.

             F = Number of retirees (after 8/1/86), eligible to file claims under the plan and under Medicare in the previous year with partial counting of retirees who become Medicare eligible during the year or become newly eligible during the year pro rata for the portion of the year after Medicare eligibility.


             Dependent, Post-Medicare Cost = G + H

             G = Gross incurred claims after Medicare eligibility date from previous calendar year for all post-Medicare eligible dependents of retirees after 8/1/86.

             H = Number of dependents (of retirees after 8/1/86), eligible to file claims under the plan and under Medicare in the previous year with partial counting of dependents who become Medicare eligible during the year or become newly eligible during the year pro rata for the portion of the year after Medicare eligibility.







































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